EXHIBIT 11.1

                   DIGITAL POWER CORPORATION AND SUBSIDIARY
                      COMPUTATION OF NET INCOME PER SHARE

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                                                  FOR THE THREE MONTHS ENDED   FOR THE NINE MONTHS ENDED
                                                          SEPTEMBER 30,               SEPTEMBER 30,

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                                               1997                1996         1997         1996
             PRIMARY

Net income                                    $    408,786   $    332,399   $ 1,010,251  $   675,607
Less - preferred stock dividends                        -    $         -             -   $    38,069
Net income applicable to common shareholders  $    408,786   $    332,399   $ 1,010,251  $   637,538

Weighted average number of common shares         2,596,054      1,603,275     2,540,996    1,251,461
Add - common stock equivalent shares
   (determined using the treasury stock
   method) representing shares issuable
   upon exercise of stock options                  531,683        334,281       491,853      322,493
Add - common stock equivalent shares
   (determined using the treasury stock
   method) representing shares issuable
   upon exercise of warrants                       442,942              -       378,505            -
Weighted average number of shares
   used in calculation of primary income
   per share                                     3,570,679       1,937,556    3,411,354    1,573,954

Primary net income per common share            $      0.11    $       0.17  $      0.30  $      0.41

             FULLY DILUTED

Net income for primary income per share        $   408,786    $    332,399  $ 1,010,251  $   637,538
Add - preferred stock dividend                 $        -     $         -   $        -   $    38,069
Net income used for fully diluted income
   per share                                   $   408,786    $    332,399  $ 1,010,251  $   675,607

Weighted average number of shares
   used in calculation of primary income
   per share                                     3,570,679       1,937,556    3,411,354    1,573,954
Add (Subtract) - weighted average number of
   shares using closing stock value
   In diluted eps calculation                      (21,641)             -        86,532           -
Add - weighted average number of
   shares issuable upon conversion of
   preferred stock                                       -              -             -      224,709
Weighted average number of shares
   used in calculation of fully diluted
   income per share                              3,549,038       1,937,556    3,497,886    1,798,663
Fully diluted net income per common
   share                                       $      0.12    $       0.17  $      0.29  $      0.38


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